Schedule 13 G


Item 1  (a) Castle Energy Corporation
               (b) One Radnor Corporate Center
              100 Matsonford Rd., Suite 250
              Radnor, PA  19087


Item 2 (a) Corbyn Investment Management, Inc., et al.
     (b) Suite 108,  2330 W. Joppa Road
     Lutherville, Maryland  21093
     (c) Incorporated in the State of Maryland
     (d) Common Stock
     (e) 148449309


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4  (a) 671,542 common shares
     (b) 14.2%
     (c) (i) Sole power to vote or direct the vote of all 671,542 shares
     (iii) Sole power to dispose of or direct the disposition of all 671,542 shares

Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  (a) The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an
Investment Company registered under Section 8 of the Investment
Company Act (IV).


Item 9  N/A






                   Schedule 13 G




Item 1  (a) Castle Energy Corporation
     (b) One Radnor Corporate Center
     100 Matsonford Rd. Suite 250
     Radnor, PA  19087


Item 2  (a) Corbyn Investment Management,Inc.
     (b) Suite 108, 2330 W. Joppa Road
     Lutherville, Maryland  21093
     (c) Incorporated in the State of Maryland
     (d) Common Stock
     (e) 148449309


Item 3  (e) The filer is an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940.


Item 4  (a) 331,625 common shares
     (b) 7.0%
     (c)(i) Sole power to vote or direct the vote 331,625 shares
     (iii) Sole power to dispose of or direct the disposition of all 331,625 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  N/A

Item 9  N/A








                    Schedule 13 G



Item 1  (a) Castle Energy Corporation
     (b) One Radnor Corporate Center
     100 Matsonford Road, Suite 250
     Radnor, PA  19087


Item 2  (a) Greenspring Fund, Inc.
     (b) Suite 110,  2330 W. Joppa Road
     Lutherville, Maryland  21093
     (c) Incorporated in the State of Maryland
     (d) Common Stock
     (e) 148449309


Item 3    (d) The filer is an Investment Company registered under
Section 8 of the Investment Company Act.


Item 4  (a) 339,917 common shares
     (b) 7.2%
     (c)(i) Sole power to vote or direct the vote of all 339,917 shares
     (iii) Sole power to dispose of or direct the disposition of all 339,917 shares


Item 5  N/A

Item 6  N/A

Item 7  N/A

Item 8  N/A

Item 9  N/A








Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 6, 1998


Signature:  Charles vK Carlson
Name/Title:  Charles vK Carlson, President





























CUSIP No.  148449309     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person:

5.  Sole Voting Power
     671,542
6.  Shared Voting Power

7.  Sole Dispositive Power
     671,542
8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     671,542

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     14.2%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV




CUSIP No.  148449309     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093

Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
     331,625
6.  Shared Voting Power

7.  Sole Dispositive Power
     331,625
8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     331,625

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     7.0%

12.  Type Of Reporting Person
      IA





CUSIP No.  148449309     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group
                              (a) [x]
                              (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number of Shares Beneficially Owned By Each Reporting Person With:

5.  Sole Voting Power
     339,917
6.  Shared Voting Power

7.  Sole Dispositive Power
     339,917
8.  Shared Dispositive Power

9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     339,917

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     7.2%

12.  Type Of Reporting Person
      IV